Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240 +1 317 569 9600 main +1 317 569 4800 fax

February 25, 2025

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Ladies and Gentlemen:

We have acted as counsel to Zimmer Biomet Holdings, Inc., a Delaware corporation (the “Company”), in connection with the accompanying Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

The Registration Statement relates to the registration for issue and sale from time to time by the Company, pursuant to Rule 415 of the Securities Act, of the following securities of the Company: (i) shares of common stock, par value $0.01 per share (“Common Stock”); (ii) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), in one or more classes or series; (iii) one or more series of Debt Securities (the “Debt Securities”); and (iv) warrants to purchase Common Stock or Preferred Stock (collectively, “Warrants”). The Common Stock, Preferred Stock, Debt Securities and Warrants are collectively referred to herein as “Offered Securities.”

Any Common Stock is to be issued under the Restated Certificate of Incorporation of the Company dated May 17, 2021 (the “Certificate of Incorporation”). Any series of Preferred Stock is to be issued under the Certificate of Incorporation and one or more certificates of designation thereto approved by the Board of Directors of the Company and filed with the Secretary of State of the State of Delaware (each, a “Certificate of Designation”). Any series of Debt Securities is to be issued pursuant to the Indenture dated as of November 17, 2009, by and between the Company (then known as Zimmer Holdings, Inc.), as issuer, and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), which has been filed as an exhibit to the Registration Statement and duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) (such Indenture, the “Senior Indenture”), as such Senior Indenture may be supplemented from time to time. Any Warrants are to be issued pursuant to a warrant agreement (including, if applicable, a form of certificate evidencing the Warrants) (the “Warrant Agreement”), which will be filed as an exhibit to and incorporated by reference into the Registration Statement. The Certificate of Incorporation, each Certificate of Designation, the Senior Indenture, any supplements thereto and each Warrant Agreement are referred to herein individually as a “Governing Document” and collectively as the “Governing Documents.”

-2-	February 25, 2025

For purposes of this opinion letter, we have reviewed (i) the Certificate of Incorporation, (ii) the Restated Bylaws of the Company dated effective December 14, 2022 (the “Bylaws”), (iii) the Registration Statement, (iv) the Senior Indenture and (v) the proceedings taken by the Company in connection with the authorization of the Offered Securities. We have also examined originals, or duplicates or certified or conformed copies, of such corporate records and other records, agreements, documents, certificates and instruments, and have reviewed such authorities of law, as we have deemed relevant and necessary as a basis for our opinions hereinafter set forth.

Based on and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. With respect to the shares of Common Stock, including shares of Common Stock issuable in exchange for or upon conversion of Preferred Stock or Debt Securities or upon the exercise of Warrants (“Offered Common Stock”), when (i) a prospectus supplement and any other offering material with respect to the Offered Common Stock have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder, (ii) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained, (iii) the appropriate corporate action has been taken by the Company to authorize the issuance of the Offered Common Stock, (iv) the Offered Common Stock has been issued by the Company against payment of the agreed-upon consideration therefor in accordance with any relevant agreements and such corporate action, (v) in the case of Common Stock issuable in exchange for or upon conversion of Debt Securities or Preferred Stock or upon exercise of Warrants, the actions in respect of such Preferred Stock, Debt Securities or Warrants referred to in paragraph 2, 3 or 4 hereof (as the case may be) have been completed, and (vi) certificates representing the Offered Common Stock have been duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor and delivered to the purchasers thereof or other persons entitled thereto (or in the case of shares of Offered Common Stock issued without certificates, the due registration of issuance and constructive delivery through book entry of such shares), then, upon the happening of such events, such Offered Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to the shares of any series of Preferred Stock, including shares of Preferred Stock issuable in exchange for or upon conversion of Debt Securities or upon the exercise of Warrants (the “Offered Preferred Stock”), when (i) a prospectus supplement and any other offering material with respect to the Offered Preferred Stock have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder, (ii) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained, (iii) the appropriate corporate action has been taken by the Company to authorize the issuance of the Offered Preferred Stock, to fix the terms thereof and to authorize the execution and filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating thereto, (iv) such Certificate of Designation has been executed by duly authorized officers of the Company and so filed by the Company, all in accordance with the laws of the State of Delaware, (v) the Offered Preferred Stock with terms so fixed has been issued by the Company against payment of the agreed-upon consideration therefor in accordance with any relevant agreements and such corporate action, (vi) in the case of Preferred Stock issuable in exchange for or upon conversion of Debt Securities or upon exercise of Warrants, the actions in respect of such Debt Securities or Warrants referred to in paragraph 3 or 4 hereof (as the case may be) have been completed, and (vii) certificates representing the Offered Preferred Stock have been duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor and delivered to the purchasers thereof or other persons entitled thereto (or in the case of shares of Offered Preferred Stock issued without certificates, the due registration of issuance and constructive delivery through book entry of such shares), then, upon the happening of such events, such Offered Preferred Stock will be validly issued, fully paid and nonassessable.

-3-	February 25, 2025

3. With respect to any series of Debt Securities, when (i) a prospectus supplement and any other offering material with respect to such series of Debt Securities have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder, (ii) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained, (iii) the appropriate corporate action has been taken by the Company to authorize the issuance and terms of such series of Debt Securities and related matters and to authorize the execution and delivery of a supplement to the Senior Indenture with respect to such series of Debt Securities, (iv) a supplement to the Senior Indenture with respect to such series of Debt Securities has been duly executed and delivered by the Company and the Trustee, and (v) such series of Debt Securities has been duly executed and authenticated in accordance with the provisions of the Senior Indenture, as supplemented, and duly delivered to the purchasers thereof or other persons entitled thereto upon payment of the agreed-upon consideration therefor in accordance with any relevant agreements and such corporate action, then, upon the happening of such events, such series of Debt Securities will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. With respect to any Warrants, when (i) a prospectus supplement and any other offering material with respect to such Warrants have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder, (ii) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained, (iii) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of a Warrant Agreement (including, if applicable, a form of certificate evidencing such Warrants) and the issuance of such Warrants, (iv) the Warrant Agreement has been duly executed and delivered by the Company and the warrant agent, and (v) if applicable, certificates evidencing the Warrants with such terms are duly executed, attested, issued and delivered against payment of the agreed-upon consideration in accordance with the applicable Warrant Agreement and such corporate action, then, upon the happening of such events, such Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The foregoing opinions are subject to the limitation that the validity, binding effect, or enforceability of the provisions of any agreement or instrument is limited by (i) applicable bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, moratorium, fraudulent conveyance, fraudulent transfer, voidable transactions, receivership, and other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

-4-	February 25, 2025

The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Offered Securities or Governing Documents are authorized, issued, executed, authenticated, acknowledged, delivered or filed (as the case may be), (i) there will not have occurred any change in the law or in the Certificate of Incorporation or Bylaws affecting the authorization, issuance, execution, authentication, acknowledgement, delivery, filing, validity or enforceability of such Offered Securities or Governing Documents, and (ii) no relevant corporate actions will have been modified or rescinded, (d) none of the particular terms of any Offered Securities or Governing Documents established after the date hereof will violate, or be void or voidable under, any applicable law, (e) neither the authorization, issuance, execution, authentication, acknowledgement, delivery or filing of any Offered Securities or Governing Documents, nor the compliance by the Company with the terms of such Offered Securities or Governing Documents, will result in a violation of or default under any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company then in effect, (f) the Offered Securities will be issued in accordance with, and in compliance with any limitations on issuance contained in, the corporate action related thereto, (g) the Company will have received legally sufficient consideration for all Offered Securities, (h) each party to any Offered Securities and any Governing Documents (other than the Company) will have complied with all legal requirements pertaining to its status as such status relates to the right to enforce such agreements or instruments against the Company and will have satisfied those legal requirements applicable to it to the extent necessary to make such agreements or instruments enforceable against it, (i) no mutual mistake of fact or misunderstanding, fraud, duress or undue influence will occur and the conduct of the parties to or having rights under any instrument or agreement relevant hereto will comply with any requirement of good faith, fair dealing and conscionability, (j) the Senior Indenture has been duly authorized, executed and delivered by the Trustee and has been qualified under the Trust Indenture Act, (k) the terms of the Offered Securities will be established in conformity with the applicable Governing Documents and the Offered Securities will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of such Offered Securities under the Governing Documents, (l) any Offered Securities issuable upon conversion, exchange, or exercise of, or upon purchase pursuant to, any other Offered Securities will have been duly authorized and reserved for issuance (in each case, within the limits of the then remaining authorized but unreserved and unissued amounts of such Offered Securities), and any issuance of such Offered Securities will be effected in accordance with the terms and conditions set forth in such other Offered Securities and the Governing Documents related thereto, (m) all certificates evidencing any Offered Securities will be in the form required by law and approved for issuance by the Company, (n) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law, and (o) the Offered Securities will be duly registered on the books of the transfer agent and registrar thereof in the name or on behalf of the holders thereof.

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties continued in the agreements, documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, and (f) that New York law will be chosen to govern each Warrant Agreement and all Warrants issued thereunder and/or certificates evidencing such Warrants.

-5-	February 25, 2025

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (a) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (b) limit the enforcement of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness, (c) limit the availability of a remedy under certain circumstances where another remedy has been elected, (d) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy, (e) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (f) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (g) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement, (h) may require mitigation of damages, (i) may limit the enforceability of certain waivers, and (j) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).

We express no opinion as to the enforceability or effect in any Governing Document of (i) any usury or fraudulent transfer or conveyance or voidable transactions “savings” provision; (ii) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (iii) any provision waiving or otherwise modifying legal, statutory or equitable defenses or other procedural, judicial or substantive rights; (iv) any provision that authorizes one party to act as attorney-in-fact for another party; or (v) any provision for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture.

Although Debt Securities may be denominated in currencies or composite currencies other than the United States dollar, we express no opinion as to whether a court would award a judgment in a currency or composite currency other than United States dollars. Further, we express no opinion with respect to the enforceability of any provision specifying rates of exchange for, or requiring indemnity against loss in, converting into a specified currency or composite currency the proceeds or amount of a court judgment in another currency.

Our opinions set forth herein are limited to the Delaware General Corporation Law and the laws of the State of New York, and we express no opinion as to the effect of any other laws.

-6-	February 25, 2025

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above. We render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Offered Securities or the Governing Documents, and we do not undertake to advise you with respect to any change in laws or in the interpretation thereof, or of any change in facts, which may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP